Exhibit 99.1

	Contact	Investors	Annette N. Arribas, IRC 724.820.3700 annette.arribas@ansys.com
NEWS RELEASE		Media	Mary Kate Joyce 724.820.4368 marykate.joyce@ansys.com

ANSYS APPOINTS JIM FRANKOLA TO

THE BOARD OF DIRECTORS

Newest director strengthens executive expertise in business transformation and corporate governance

PITTSBURGH, March 15, 2021 – Ansys (NASDAQ: ANSS) today announced that Jim Frankola accepted an appointment to the Ansys Board of Directors, effective March 12, 2021 – bringing with him more than 25 years of business transformation, corporate governance and financial experience.

Frankola is the chief financial officer (CFO) of Cloudera, an enterprise data cloud company. He previously served as CFO of Yodlee, Inc., a data aggregation and data analytics platform company, and CFO of Ariba, Inc., a software and information technology services company. In addition to his CFO roles, Frankola has held various senior positions in financial and business management at global industry-leading companies including IBM and Avery Dennison Corporation, and served on the board of ActivIDentity Corporation, a credentials management and authentication company.

Throughout his career, Frankola’s expertise has helped businesses innovate to accelerate growth. Under his leadership, Cloudera and Ariba transitioned into software-as-a-service business models, re-platforming core technology and innovating go-to-market strategies, resulting in double-digit improvements in operating margins and organic growth.

“We are proud to welcome Jim to the Ansys board,” said Ronald W. Hovsepian, Ansys chairman of the board. “He has a decades-long track record of solving difficult business challenges as well as driving data-driven growth and business transformation. His proven ability to incorporate governance and financial know-how into strategic decision-making makes him an ideal addition to the Board’s Audit Committee.”

“Jim is an accomplished leader with an exceptional background in business strategy, development and cloud-based transformation,” said Ajei Gopal, president and CEO of Ansys. “His skillset and experience will help to lay the groundwork for Ansys to meet our aggressive growth targets.”

About Ansys

If you’ve ever seen a rocket launch, flown on an airplane, driven a car, used a computer, touched a mobile device, crossed a bridge or put on wearable technology, chances are you’ve used a product where Ansys software played a critical role in its creation. Ansys is the global leader in engineering simulation. Through our strategy of Pervasive Engineering Simulation, we help the world’s most innovative companies deliver radically better products to their customers. By offering the best and broadest portfolio of engineering simulation software, we help them solve the most complex design challenges and create products limited only by imagination. Founded in 1970, Ansys is headquartered south of Pittsburgh, Pennsylvania, U.S.A. Visit www.ansys.com for more information.

Ansys and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

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